Exhibit 99.1

Director and Executive Officer Notice

To:	Directors and Executive Officers of Emerson Electric Co.

From:	F. W. Steeves

Cc:	J. L. Bansch – Plan Administrator

Re:	Restriction on Transactions in Emerson Electric Co. Equity Securities

Date:	March 6, 2008

Due to an upcoming change in the administrator of certain Emerson retirement savings plans, you will be prohibited under SEC Regulation BTR – “Blackout Trading Restrictions” from engaging, directly or indirectly, in most transactions in Emerson stock or related derivative securities for a period starting at 3:00 p.m. Eastern Daylight Time on Tuesday, March 25, 2008 and expected to end during the week of April 6, 2008 through April 12, 2008 (the “Blackout Period”). If you have questions about the specific end date of the Blackout Period, please call Tim Westman, collect, at 314-553-3822 or Cynthia Heath, collect, at 314-553-2157.

Emerson will be changing the administrator (from Mercer HR Services to Vanguard) for the Company’s Employee Savings Investment Plan, Retirement Savings Plan, Profit Sharing Plan, Profit Sharing Retirement Plan for Divisions and Subsidiaries of Emerson Electric Co., Savings Investment Restoration Plan, Network Power Energy Systems North America Inc. Retirement Plan and Savings Investment Plan for Employees in Puerto Rico (the “Plans”). As a result of this change, there will be limitations on Emerson stock transactions within the Plans during a brief transition or “blackout” period. Specifically, transactions in the Plans in Emerson common stock will be unavailable starting at 3:00 p.m. Eastern Daylight Time on Tuesday, March 25, 2008 and are expected to again become available during the week of April 6, 2008 through April 12, 2008. Reg. BTR prohibits direct or indirect transactions by insiders (executive officers and directors) in Emerson equity or derivative securities during periods in which Plan participants cannot purchase or sell Emerson stock in the Plans. Accordingly, except as noted below, you should not directly or indirectly acquire or dispose of Emerson equity securities, either within or outside of the Plans, during the Blackout Period.

Types of Securities and Transactions Affected. Reg. BTR uses many of the same definitions as Section 16 under the Securities Exchange Act of 1934. For example, “equity security” under Reg. BTR includes not only Emerson stock but “derivative securities” as that term is defined under Section 16. Derivative securities include options on Emerson stock (whether under a Company plan or exchange-traded put and calls), as well as phantom stock accounts. Thus, you should not exercise an Emerson employee stock option during the Blackout period. In addition, any transactions relating to deferrals into Emerson stock under the Deferred Compensation Plan for Non-Employee Directors or the Savings Investment Restoration Plan will be restricted during the Blackout Period. This would include elections to defer into Emerson stock, changes in stock deferral elections and reallocation of deferred amounts into or out of Emerson stock.

Restrictions on Changes in Indirect Ownership. Reg. BTR also follows the Section 16 concept of beneficial ownership and “pecuniary interest.” This means the prohibition on transactions during the Blackout Period covers any securities that would be reflected on your Form 4 or Form 5 reports, including: securities beneficially owned by your spouse or minor children; securities beneficially owned by adult children who are dependents; securities beneficially owned by other family members who share your home; and securities held by trusts in which you have an interest.

Permitted Transactions. Reg. BTR exempts limited types of transactions from blackout trading restrictions, such as dividend reinvestments, gifts and certain transactions involving securities that were not acquired in connection with your service or employment as an Emerson Director or executive officer. However, given the complexity of these rules and the short time period involved, you are urged to avoid any discretionary change in your beneficial ownership of Emerson equity securities during the Blackout period.

If you have any questions or would like more information on this subject, please contact Tim Westman at (314) 553-3822. In particular, any change in your beneficial ownership during the blackout period should be pre-cleared to determine that your transaction qualifies for one of the limited exemptions.